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Exhibit 14.2

LONE PINE RESOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES AND OFFICERS

(ADOPTED AS OF MARCH 17, 2011)

1

 LONE PINE RESOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES AND OFFICERS

Table of Contents

	SUMMARY	1
1.0	STATEMENT OF POLICY	2
2.0	APPLICABILITY	3
3.0	IMPLEMENTATION	3
4.0	QUESTIONABLE OR IMPROPER PAYMENTS; PROPER USE OF THE CORPORATION'S ASSETS	5
5.0	POLITICAL CONTRIBUTIONS	5
6.0	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES	6
7.0	BOOKS AND RECORDS OF THE CORPORATION; LEGAL REVIEW	9
8.0	PAYMENT OF AMOUNTS DUE CUSTOMERS, AGENTS, OR DISTRIBUTORS	10
9.0	SECURITIES LAWS	11
10.0	INTERNATIONAL BUSINESS	11
11.0	COPYRIGHT AND SOFTWARE CODE OF ETHICS	13
12.0	WORKPLACE COMPUTER AND E-MAIL USE	14
13.0	PROTECTING PROPRIETARY AND CONFIDENTIAL INFORMATION	16
14.0	FAIR DEALING	17
15.0	DOING BUSINESS WITH THE GOVERNMENT	17
16.0	COMPLIANCE	19
17.0	CONCLUSION	21

i

 LONE PINE RESOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES AND OFFICERS

SUMMARY

A.
Purpose of the Code.    The Board of Directors (the "Board") of Lone Pine Resources Inc. has adopted this Corporate Code of Business Conduct and Ethics for Employees and Officers (this "Code"), which provides basic principles and guidelines to assist the Corporation's employees and officers (each an "Employee" and collectively, the "Employees") in complying with the legal and ethical requirements governing the Corporation's business conduct. This Code covers a wide range of business practices and procedures, but does not cover every issue that may arise.

B.
Basic Standards.    The business of the Corporation shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards. Each Employee shall comply with all legal requirements of the United States, Canada, and any other country in which the Corporation conducts business. (See Section 1.0)

C.
Applicability and Implementation.    The Code covers all Employees, wherever located. Compliance with the Code is essential. It is a condition of employment that each Employee become familiar with the Code, and the supervisors, managers and officers of the Corporation are responsible for ensuring that all Employees are familiar with the Code and for promoting compliance with the Code. Compliance Certificates will be distributed to selected Employees every two years to insure such compliance. (See Sections 2.0 and 3.0)

D.
Questionable or Improper Payments.    The use of any funds or assets for any unlawful or improper purpose is strictly prohibited. (See Section 4.0)

E.
Political Contributions.    It is the Corporation's policy not to make political contributions in support of any party or candidate in any U.S. or Canadian election, whether federal, state, provincial or local, or any foreign election, except as stated in this Code. (See Section 5.0)

F.
Conflicts of Interest and Corporate Opportunities.    Employees shall avoid all conflicts of interest with the Corporation. Employees owe a duty to the Corporation to advance its interests when the opportunity arises. (See Section 6.0)

G.
Books and Records.    The Corporation's books and records shall accurately and fairly reflect the Corporation's transactions in reasonable detail and in accordance with the Corporation's accounting practices and policies. (See Section 7.0)

H.
Payments of Amounts Due to Customers, Agents, or Distributors.    All commissions, distributor, or agency arrangements must be in writing and provide for services to be performed for a fee, which is reasonable in amount and reasonably related to the services to be rendered. (See Section 8.0)

I.
Insider Trading.    Employees shall comply with all laws, rules, and regulations applicable to trading in the Corporation's securities. (See Section 9.0)

J.
International Business.    All Employees are expected to comply with the laws of the country in which they operate and comply strictly with United States and Canadian laws and regulations applicable to the conduct of business outside the United States and Canada, as applicable, including antiboycott laws, United States or Canadian embargoes, export controls and anti-corruption laws. (See Section 10.0)

K.
Copyright and Software Code of Ethics.    The Corporation is committed to complying with all copyright and software licensing requirements. No Employee may reproduce any copyrighted work in violation of the law, and all Employees must follow and obey the Software Code of Ethics set forth in the Code. (See Section 11.0)

L.
Workplace Computer and E-Mail Use.    It is the joint responsibility of the Corporation and all Employees to ensure that the Corporation's computer systems and other technical resources are used appropriately. The Internet and e-mail systems may not be used in any way which may be disruptive to the Corporation's operations, offensive to others, or in violation of the Code. This Code also encompasses computer access, privacy, and appropriate authorization of contractors or other third parties. (See Section 12.0)

M.
Protecting Proprietary and Confidential Information.    It is the Corporation's policy that all Employees prevent unauthorized disclosure of the Corporation's proprietary and confidential information and ensure that authorized disclosures are made pursuant to appropriate confidentiality agreements. As a condition of employment, Employees must sign the Corporation's Confidentiality and Invention Agreement. Also it is imperative that employees not accept third-party proprietary and confidential information without approval from the Corporation's Compliance Officer (as defined in Section 3.5). (See Section 13.0)

N.
Fair Dealing.    Employees should try to deal fairly with the Corporation's customers, suppliers, competitors, officers, and employees. (See Section 14.0)

O.
Doing Business with the Government.    It is the Corporation's policy that all Employees comply with all applicable laws, rules, and regulations for doing business with the government at the federal, provincial, state, and local level, including improper gifts and payments to government officials, false statements to government employees, and restrictions on employment discussions with government employees. All Employees are required to immediately notify the Compliance Officer of any pending or threatened government action against the Corporation. (See Section 15.0)

P.
Compliance.    Employees have an obligation to report any violations of law, rules, regulations, or the Code to the Compliance Officer. All reports will be held in strict confidence and retaliation of any kind will not be permitted. (See Section 16.0)

1.0   STATEMENT OF POLICY

  1.1
  It is a fundamental policy of the Corporation to conduct its business with honesty and integrity and in accordance with the highest legal and ethical standards.

  1.2
  The Corporation and each Employee shall comply with all applicable legal requirements of the United States, Canada and each other country in which the Corporation conducts business. For purposes of this Code, the term "Corporation" and the adjective "Corporate" refer to Lone Pine Resources Inc., any operating company, subsidiary, and any corporation, firm, or venture in which Lone Pine Resources Inc. or any one of its subsidiaries has a majority voting interest or, as in the case of certain oil and gas ventures, acts as operator.

  1.3
  This Code of Business Conduct and Ethics for Employees (the "Code") provides guidance in specific situations that may arise; however, it is the individual Employee's responsibility to exercise good judgment so as to act in a manner that will reflect favorably upon the Corporation and the individual.

  1.4
  All corporate assets should be used only for legitimate business purposes. The use of Corporate assets for any unlawful purpose is strictly prohibited. No undisclosed or unrecorded fund or asset of the Corporation shall be established for any purpose. No false or misleading entries shall be made in the books and records of the Corporation for any reason, and no Employee shall engage in any arrangement that results in such prohibited action. No payment on behalf of the Corporation shall be made or approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the request for authorization for such payment. Compliance with generally accepted accounting principles and internal controls is required of all Employees at all times.

  1.5
  The Corporation's relationship with all governmental agencies and their officials and personnel in the United States, Canada and in each foreign country in which the Corporation conducts business shall be maintained at all times in accordance with the highest ethical standards and in compliance with all legal requirements such that public disclosure of full details of such relationship will not impugn or jeopardize the Corporation's integrity or reputation.

  1.6
  Employees shall comply with the spirit as well as the letter of this Code. Employees shall not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly.

2.0   APPLICABILITY

  2.1
  The Code applies to all Employees throughout the world.

3.0   IMPLEMENTATION

  3.1
  It shall be a condition of employment that each Employee become familiar with and agree to comply with the Code. All Employees shall be provided with a copy of the Code at the time of commencement of their employment with the Corporation; provided, however, that individuals already in the employ of the Corporation at the time of the adoption of this Code shall be provided with a copy of the Code shortly after its adoption. All managers and supervisors are responsible for (i) ensuring that all Employees under their supervision regardless of grade level are familiar with the Code, (ii) promoting compliance with the Code, and (iii) monitoring and distributing Compliance Certificates to those Employees described in Section 3.2.

  3.2
  Compliance Certificates shall be given by the following Employees every two years:

  a.
  Employees in manager positions or the equivalent salary level or higher at the Corporation;

  b.
  Employees who in the ordinary course of performing their jobs work directly on matters pertaining to operations conducted outside of the United States or Canada or who in the ordinary conduct of their duties have contact with individuals or organizations resident or headquartered outside of the United States or Canada or with governments or any department, agency, instrumentality, or employee thereof;

  c.
  Office or facility managers or other Employees who are in charge of a district office or other facility of the Corporation;

  d.
  Employees whose responsibilities include the management and oversight of the Corporation's information technology systems and technical resources, including those Employees in charge of software procurement;

  e.
  Employees whose responsibilities include the selection of contractors for the provision of goods or services to the Corporation;

  f.
  Employees whose responsibilities include the review and approval for payment of invoices for goods and services supplied to the Corporation;

    g.
    Employees whose responsibilities include computation, review and approval of financial reports filed with the Securities and exchange Commission ("SEC") or Canadian securities commissions; and

    h.
    Any other Employee requested to sign a Compliance Certificate by a vice president or the Compliance Officer.

  3.3
  Employees required to give a Compliance Certificate shall certify that:

  a.
  they have personally read and understand the Code;

  b.
  they have taken appropriate steps to bring the Code to the attention of each Employee under their supervision; and

  c.
  they have complied with the provisions of this Code and, to the best of their knowledge and belief, are not aware of any violations by (i) any Employee under their supervision, (ii) any other Employee of the Corporation, or (iii) any member of the Employee's immediate family, except violations that have been reported, and do not have any interest or affiliation, and have not engaged in any activity which might conflict with the Corporation's interests.

  3.4
  Employees having questions about any conduct or activities or on interpretation should consult their supervisors or the senior legal officer of the Corporation or such officer's authorized designee (the "Compliance Officer"). The Compliance Officer shall be:

      Charles R. Kraus
      Vice President, General Counsel & Corporate Secretary
      Lone Pine Resources Inc.
      Suite 1100, 640-5 Avenue SW
      Calgary, Alberta T2P 3G4
      403.292.8070

  3.5
  Employees associated with enterprises not controlled by the Corporation shall be guided in their conduct by the provisions of the Code. They shall attempt to influence those enterprises to conduct their activities in conformity with all applicable laws and the Code, and shall report violations in accordance with the Code.

  3.6
  The Corporation, under the direction of the Compliance Officer or his or her designee, shall annually send to its principal vendors, suppliers, and contractors a letter which shall:

  a.
  Advise that it is against the Corporation's policy for Employees to accept gifts or entertainment of more than nominal value from any concern which does, or is seeking to do, business with the Corporation;

  b.
  State that the provision of gifts and entertainment is not, and will not become, a condition of doing business with the Corporation; and

  c.
  Request that the recipient identify any Employee or representative of the Corporation who pressures or solicits the recipient for gifts, entertainment, or other special favors.

  3.7
  The Compliance Officer shall coordinate and perform the compliance certification described in this Section 3.0.

  3.8
  Compliance with the Code is essential. Violations will result in disciplinary action, including dismissal where warranted.

  3.9
  The Corporation will not permit retaliation against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

4.0   QUESTIONABLE OR IMPROPER PAYMENTS; PROPER USE OF THE CORPORATION'S ASSETS

  4.1
  All Employees should protect the Corporation's assets and ensure their efficient use. All Corporation assets should be used only for legitimate business purposes.

  4.2
  The use of any funds or assets of the Corporation for any unlawful or improper purpose is strictly prohibited.

  4.3
  No payments, gifts, gratuities, entertainment, or other special favors ("Gifts") from the Corporation's funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract, or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well and is intended to prevent bribes, kickbacks, or any other form of payoff.

  4.4
  In addition, Employees shall not accept payments or Gifts of the kinds prohibited in this Section 4.0. This, however, does not prohibit a Employee from receiving customary items specifically permitted under this Code.

  4.5
  In the United States and Canada, nothing of value (for example, Gifts) may be provided to government personnel unless clearly permitted by law and any applicable regulation. Commercial business entertainment and transportation which is reasonable in nature, frequency, and cost is permitted. Reasonable business entertainment or transportation would cover, for example: a lunch, dinner, or occasional athletic or cultural event; Gifts of nominal value (approximately $250 or less); entertainment at the Corporation's facilities or other authorized facilities; or authorized transportation in the Corporation's vehicles or aircraft. In addition, reasonable business entertainment covers traditional promotional events sponsored by the Corporation. (See also Section 15.0, "Doing Business with the Government.")

  4.6
  All arrangements with third parties such as distributors or agents must be formalized in a written contract or purchase order which provides for services that are in fact to be performed and for reasonable fees.

  4.7
  The Corporation's assets are not maintained for use by Employees for non-business related purposes. Employees are prohibited from using corporate property or information for personal gain. A Employee's occasional personal use of items such as stationery, supplies, copying facilities, or telephone, where the cost to the Corporation is insignificant, is permissible. Employees shall abide by the Corporation's guidelines concerning the use of the Corporation's automobiles as those guidelines may be communicated to them from time-to-time.

  4.8
  Employee expense accounts should be used only to reimburse Employees for items and activities that are purchased for Corporate business. Each Employee must submit an accurate expense report of the money spent for this purpose.

5.0   POLITICAL CONTRIBUTIONS

  5.1
  The Corporation encourages the personal and financial participation of its Employees in the federal, provincial (or state), and local elective processes and believes that its Employees should take an active interest in fostering principles of good government. It is the Corporation's policy not to make political contributions of funds, property, or services (including political activity by Employees for which the Employee is compensated by the Corporation), directly or indirectly, in support of any political party or candidate in any

    United States or Canadian election, whether federal, provincial or state, or local, except as stated below in this Section 5.0. For this purpose, the purchase of tickets for dinners, advertising in political program booklets, use of the Corporation's duplicating facilities, compensated Employee activity, Employee contributions reimbursed through corporate expense accounts, and similar donations in kind are considered political contributions and are prohibited.

  5.2
  The Corporation may on occasion contribute to state or provincial elections and to state and local initiative or referendum campaigns where the Corporation's interests are directly involved and where permitted by state or provincial and local law. All such proposed contributions shall be approved in advance by the Compliance Officer to ensure full compliance with applicable state and local laws, regulations, and reporting requirements.

  5.3
  As permitted by law, the Corporation's funds may be used to establish and administer a political action committee or separate segregated fund, the purpose of which includes the disbursement of contributions made by Employees, stockholders, and others to political parties and candidates. Indirect expenditures (such as travel on Corporation-supplied aircraft) and expenditures other than for administrative support for a political action committee may be construed as contributions, and therefore, all such proposed activities shall be submitted for the review of, and approval by, the Compliance Officer prior to their implementation.

  5.4
  Outside of the United States and Canada where corporate political contributions are encouraged by local custom, contributions may be appropriate and are permitted where approved by the proper corporate officer, with the concurrence of the Compliance Officer. Please refer to Section 10.0 of this Code for further material relating to foreign payments.

6.0   CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

  6.1
  It is the objective of the Corporation to award business to suppliers of goods and services solely on the basis of commercial considerations such as competitive price, high quality, dependable service, timely delivery, and reputation of the supplier. Employees are expected to deal with suppliers, contractors, vendors, and all others doing business with the Corporation on the sole basis of these considerations without favor, preference, obligation, or other such pressure which may impair the Employee's objectivity or affect their judgment in dealing with these third parties.

  6.2
  The Corporation expects Employees to avoid those relationships that might affect their judgment in performing their duties or be construed as a conflict of interest. There are, however, many circumstances in which a real or apparent conflict of interest may arise. In observance of this expectation, the following standards in this Section 6.0 shall be used in guiding each Employee's Corporate behavior.

  6.3
  A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his or her employment with the Corporation, an Employee is in a position to further any personal financial interest or the financial interest of any member of the Employee's family.

  For example, the following examples would be considered conflicts of interest. These examples and the examples below are illustrative only and are not intended to be all inclusive:

  •
  An Employee's investment or financial interest in, or holding an employee, director, consultant, or agent position with, any supplier, customer, or competitor of the Corporation (except for an investment in publicly traded securities as described below).

    •
    Without the prior approval of an executive officer of the Corporation, an Employee's acceptance of, or giving permission for a member of the Employee's immediate family to accept, gifts of more than nominal value (approximately $250 or less) from an actual or prospective customer, supplier, or competitor of the Corporation, or any governmental official or employee thereof, who is attempting to establish dealings with the Corporation by providing such gifts. This does not preclude an Employee's acceptance of reasonable business entertainment, such as a lunch or dinner, or events involving normal sales promotion, customarily made available to other customers of the sponsoring organization, advertising, or publicity. Any pleasure trips must be approved by the Employee's immediate manager or supervisor.

    •
    The solicitation of gifts from any actual or prospective customer, supplier, or competitor of the Corporation, or any governmental body or official, whether or not he, she, or it has business dealings with the Corporation.

    •
    An Employee's disclosure or use of any confidential information gained by reason of employment by the Corporation for profit or advantage for himself or anyone else. Please refer to the Corporation's Insider Trading Policy and Section 13.0 of this Code, respectively, for further materials relating to the use of material, nonpublic information and confidential information.

    •
    An Employee's competition with the Corporation in the acquisition or disposition of rights or property.

    The following situations would not be considered conflicts of interest:

    •
    Ownership of an insignificant percentage (1% or less of the outstanding shares) of publicly traded securities of a supplier, customer, or competitor of the Corporation.

    •
    A transaction with one of the Corporation's banks, which transaction is customary and conducted on standard commercially available terms, such as a home mortgage or bank loan.

    •
    A transaction or relationship disclosed in accordance with this Code and determined by the Compliance Officer not to be a prohibited conflict of interest.

    The following types of items may generally be accepted by an Employee:

    •
    Reciprocal means (food and beverages).

    •
    Advertising articles (pens, paperweights, ashtrays, hats, jackets, shirts, and similar items bearing the donor's logo or company name).

    •
    Holiday foods or beverages (turkeys, hams, liquor).

    •
    Sports or theater tickets (individual events only).

    •
    Pleasure trips (sports events, hunting, fishing, golfing, etc.) customarily made available to other customers of the sponsoring organization.

    The following types of items and services may not be accepted by an Employee regardless of value:

    •
    Cash.

    •
    Personal clothing, jewelry, etc.

    •
    Loans or financing (except at prevailing commercial rates and terms with banks or other lending institutions).

    •
    Credit cards.

    •
    Transportation equipment (autos, trucks, boats, etc.)

    •
    Establishment of credit on behalf of the Employee.

    •
    Airline or other transportation tickets and/or individual charters (except for permitted pleasure trips referred to above).

    •
    Discounts on personal purchases.

    •
    Improvements or repairs to personal or real property (except at prevailing commercial rates and terms).

    •
    Sale or purchase of personal or real property (except at prevailing commercial rates and terms).

    •
    Gift certificates.

    •
    Finders fees or fees for the referral of business.

  6.4
  No Employee, regardless of salary level, shall engage in any business or conduct, or enter into any agreement or arrangement, which would give rise to actual or potential conflicts of interest. No Employee should permit himself to be placed in a position which might give rise to the appearance that he has a conflict of interest.

  6.5
  Actual or potential conflicts of interest involving an Employee or his immediate family shall be reported by the affected Employee, or by others having knowledge of the existence of such actual or potential conflicts of interest, in writing to the Employee's immediate supervisor, who shall consult with the Compliance Officer to determine whether a conflict of interest actually exists and to recommend measures to be taken to neutralize the adverse effect of the conflict of interest reported, if any such measures are available or appropriate under the circumstances. This procedure shall be applied so as to minimize its effect on the personal affairs of Employees consistent with the protection of the Corporation's interests.

  6.6
  No officer of the Corporation shall, directly or indirectly, including through any subsidiary, obtain credit for himself or another officer, arrange for the extension of such credit, or renew an extension of such credit in the form of a personal loan from the Corporation.

  6.7
  Employees owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises. Employees are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information, or the Employee's position; (b) using the Corporation's property, information, or position for personal gain; or (c) knowingly competing with the Corporation for a particular business opportunity.

  6.8
  In the event of any conflict between the provisions of this Section 6.0 and any provision of the Corporation's certificate of incorporation or bylaws, the provisions of the certificate of incoporation or bylaws, as applicable, shall apply.

7.0   BOOKS AND RECORDS OF THE CORPORATION; LEGAL REVIEW

  7.1
  The Corporation's books, records, and accounts shall accurately and fairly reflect the transactions of the Corporation, in reasonable detail and in accordance with the Corporation's accounting practices as in effect from time to time that are more particularly described in Section 7.2 hereof.

    The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:

    a.
    No false or deliberately inaccurate entries (such as overbilling) shall be made for any reason. Discounts, rebates, credits, and allowances do not constitute over billing when lawfully granted; the reasons for the grant should be set forth in the Corporation's records, including the party requesting the treatment.

    b.
    No payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment.

    c.
    No unrecorded funds or assets shall be established for any purpose.

    d.
    No false or misleading statements, written or oral, shall be made to any internal or external accountant or auditor with respect to the Corporation's financial statements or documents to be filed with the SEC, the Canadian securities commissions, or any other regulatory agency or financial institution.

  7.2
  The Controller of the Corporation shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

  a.
  financial transactions are executed in accordance with management's general or specific authorization;

  b.
  financial transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets;

  c.
  access to bank accounts, brokerage accounts, cash management and cash sweep accounts, and any other cash assets is permitted only in accordance with management's general or specific authorization; and

  d.
  the recorded value of assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

  7.3
  No Employee of the Corporation shall, directly or indirectly:

  a.
  falsify or cause to be falsified, any book, record, or account of the Corporation; or

  b.
  make or cause to be made any materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading in connection with (i) any audit or examination of the financial statements of the Corporation or (ii) the preparation or filing of any document or report required to be filed with the SEC, the ASC, or any other regulatory agency or financial institution.

  7.4
  If any Employee has concerns or complaints regarding questionable accounting or auditing matters of the Corporation, he or she should submit those concerns or complaints (anonymously, confidentially, or otherwise) to the Audit Committee of the Board. Procedures for such submissions are outlined in Section 16.0.

  7.5
  All agreements, contracts, and other legal documents which bind the Corporation and/or its properties, or concern the Corporation's business operations shall be reviewed and approved by the Corporation's legal department prior to execution. The legal department from time to time may prepare standard forms of agreements and other documents for use by Employees and authorize Employees to use the form or model agreements and documents without further review by the legal department. Employees are expected to promptly provide the Corporation's legal department with copies of all signed agreements and other legal documents, which will be maintained in the Corporation's records.

  7.6
  Proper documentation of all contracts, agreements, and arrangements concerning the Corporation and/or its business and operations shall be maintained on the Corporation's premises or at locations and facilities controlled by the Corporation.

  7.7
  Employees must comply with the Corporation's document retention policy to ensure that any controlling laws and regulations are met. Each Employee should become familiar with and adhere to this policy. Additionally, United States federal law states that:

              "Whoever knowingly alters, destroys, mutilates, conceals, covers up, falsifies, or makes a false entry in any record, document, or tangible object with the intent to impede, obstruct, or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States or any case filed under title 11, or in relation to or contemplation of any such matter or case, shall be fined under this title, imprisoned not more than 20 years, or both." Sarbanes-Oxley Act of 2002 §802(a), 18 U.S.C. §1519. Emphasis added.

    The consequences of modifying or destroying any relevant documents or records are severe and may include prosecution. A Employee who has any doubt about the legality or propriety of modifying or destroying any document or record should contact his/her supervisor or the Compliance Officer before proceeding.

  7.8
  From time to time, Employees may be contacted by government representatives or legal counsel representing other companies, government agencies, or individuals in connection with investigations that concern the Corporation, its businesses, clients, employees, or suppliers. While the Corporation cooperates with all reasonable requests from government agencies and authorities, all requests for information other than what is provided on a routine basis should be reported to the legal department immediately. An Employee who is contacted should decline to respond and should refer the requester to the legal department. Likewise, if an Employee receives a subpoena or other request to testify or produce documents, a copy of the subpoena or request should be forwarded immediately to the legal department. The Corporation's legal department's guidance should be received before responding to any request, and all responses must be coordinated through the legal department. All information provided should be truthful and accurate. Employees must never mislead any investigator and must never modify or destroy documents or records in response to an investigation.

8.0   PAYMENT OF AMOUNTS DUE CUSTOMERS, AGENTS, OR DISTRIBUTORS

  8.1
  All commission, distributor, or agency arrangements must be in writing and provide for services to be performed and for a fee, which is reasonable in amount and reasonably related to the services to be rendered (i.e., not in excess of normal rates for the product sold or the place of doing business).

  8.2
  All payments for commissions, discounts, or rebates must be made by the Corporation's check or draft (not by cashier's check or in currency) in the name of the agent, distributor,

    or customer and must be (a) personally delivered to the payee in the country in which the business was transacted or (b) mailed to the payee's business address or designated bank in the country in which the business was transacted.

  8.3
  Where the payee represents in writing or presents an opinion from a reputable local counsel that payment outside the country in which the business was transacted does not violate any laws of such country, such payment may be permitted upon approval from the Compliance Officer.

  8.4
  Credit memoranda are the preferred method of effecting a rebate and should be issued to the customer unless the Corporation's check or draft (not a cashier's check or currency) is necessary due to the nature of the transaction. Any check or draft should refer to the sales invoices involved and indicate the amount of discount or rebate and number of units.

  8.5
  All payments or discounts, rebates, and commissions shall be fully reflected in the accounting records.

  8.6
  Proper documentation of all contracts, agreements, and arrangements concerning the Corporation and/or its business and operations shall be maintained on the Corporation's premises.

9.0   SECURITIES LAWS

  9.1
  Employees shall comply, and encourage compliance by other Employees, with all laws, rules, and regulations applicable to trading in the Corporation's securities. Employees' transactions in Corporation securities are governed by the "Insider Trading Policy."

10.0 INTERNATIONAL BUSINESS

  General

  10.1
  All Employees are expected to comply with the laws of the country in which they operate. The fact that in some countries certain laws prohibiting particular conduct are not enforced in practice, or that violation is not subject to public criticism or censure, will not excuse non-compliance. If an Employee has questions as to whether certain activities are prohibited, he or she should contact the Compliance Officer. Each Employee must abstain from the activity in question until you have been informed that the activity is not prohibited. All Employees also must comply strictly with United States and Canadian laws and regulations applicable to the conduct of business outside the United States and Canada, respectively.

  Antiboycott Laws

  10.2
  It is the policy of the Corporation to conduct its business in accordance with all United States business and tax antiboycott laws and regulations. In general, the antiboycott laws and regulations are designed to prevent businesses from cooperating with unsanctioned foreign boycotts of countries friendly to the United States whether by way of (a) refusal to do business with another person, (b) discriminatory employment practices, (c) furnishing information on the race, religion, sex, or national origin of any United States person, (d) furnishing information concerning any person's affiliations or business relationships with a boycotted country, or (e) utilization of letters of credit containing boycott provisions.

  10.3
  The Corporation is required to abstain from all prohibited conduct or any agreement to engage in such conduct and must make prompt reports of any request for prohibited boycott cooperation or information. All Employees are required to promptly report any such violation or request to the Compliance Officer.

  United States Embargoes

  10.4
  It is the policy of the Corporation to conduct its business in accordance with the trade restrictions imposed under the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Cuban Liberty and Democratic Solidarity (Libertad) Act of 1996, and the related Executive Orders and Treasury Department regulations. As of January 1, 2011, the U.S. has sanctions and embargoes against Cuba, Iran, Iraq, Libya, North Korea, Sudan, the Federal Republic of Yugoslavia (specific parties), Liberia, Sierra Leone, the Taliban in Afghanistan, the UNITA faction in Angola, and Syria, a ban on new U.S. investments in Burma (Myanmar), and programs involving narcotics traffickers, named terrorists, Foreign Terrorist Organizations, designated foreign persons who threaten international stabilization efforts in the Western Balkans, and designated foreign persons who have engaged in activities related to the proliferation of weapons of mass destruction. The provisions and restrictions imposed under these regulations (which generally cover foreign-based subsidiaries of United States companies as well as foreign-based United States citizens and permanent residents) vary, and the countries covered are subject to change. Such prohibitions and restrictions may affect exports, imports, travel, currency transactions, and assets and accounts. Generally speaking, what may not be done directly also may not be done or arranged through third parties or permitted by conscious non-supervision. The civil and criminal sanctions that may be imposed for violations are very severe. Accordingly, Employees with responsibility for international activities should consult frequently with a company attorney or the Compliance Officer regarding these matters. Any business dealings involving any of the countries noted above (and others that may be added) are to be reviewed in advance.

  Export Control

  10.5
  Under the Export Administration Regulations administered by the United States Commerce Department, the export of goods and services from the United States may require a specific export license from the Commerce Department. The same may apply to transshipment of United States origin goods from the country of original destination to a third country, and to exports of foreign made goods with United States content. Applicable Canadian laws relating to the export of goods and services shall also be complied with.

  Foreign Corruption Laws

  10.6
  The U.S. Foreign Corrupt Practices Act and Canada's Corruption of Foreign Public Officials Act prohibit giving, offering, or promising money, gifts or anything of value to an official of a foreign government (including managers of state-owned enterprises and officials of quasi-governmental entities) a foreign political party, an officer of a foreign political party, or a candidate for foreign office, with the intent of (a) influencing any act or decision of the person, (b) inducing them to do or omit any act in violation of their official duties, (c) securing an improper advantage, or (d) inducing such person to use his influence to affect an official act or decision, in order to obtain or retain business or direct business to any person.

  10.7
  Payments are prohibited even if they are indirect. An indirect payment is one that is made through a third-party (such as an agent, consultant, contractor, franchisee and/or joint venture partner) where there is a reasonable belief that the payment will be made to or at the behest of a foreign official.

  10.8
  Under certain very limited circumstances, the making of so-called "facilitating payments" (e.g, payments made to low-level foreign officials who perform "routine governmental actions" such as processing permits, licenses, etc.) is permitted by the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act. However, this is a very complex area and is subject to broad interpretation. Because of this, and because the penalties for violating the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act are significant, "facilitating payments" may not be made without the prior written approval of the Compliance Officer.

  10.9
  In some countries, good business manners oblige senior executives of companies to exchange valuable gifts. Failing to give or refusing to accept such a gift might violate the cultural norms of that country and have negative business and social consequences. In such circumstances, the exchange of gifts would be permissible, but only with full disclosure to and written approval from the Corporation's Compliance Officer.

  10.10
  It is the intent of the Corporation to comply strictly with the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act, and the Corporation prohibits all actions in contravention of those Acts.

  10.11
  The Corporation shall not indemnify any Employee upon conviction for violation of the Foreign Corrupt Practices Act or the Corruption of Foreign Public Officials Act.

11.0 COPYRIGHT AND SOFTWARE CODE OF ETHICS

  11.1
  The Corporation is committed to complying with all copyright and software licensing requirements. Any Employee found purposefully neglecting copyright law or illegally copying software other than for legitimate backup purposes is subject to termination from the Corporation.

  11.2
  No Employee may reproduce any copyrighted work in print, video, or electronic form in violation of the law, and the easiest way to ensure no violation is by receiving express written permission of the copyright holder. Works are protected by copyright laws in the United States or Canada even if they are not registered with the United States Copyright Office or the Canadian Intellectual Property Office and even if they do not carry the copyright symbol (©).

  11.3
  The Corporation and its Employees are committed to the following Software Code of Ethics:

  a.
  The Corporation and its Employees will neither engage in nor tolerate the making or using of unauthorized software copies under any circumstances.

  b.
  The Corporation will provide legally acquired software to meet all legitimate software needs in a timely fashion and in sufficient quantities for all its computers.

  c.
  The Corporation and its Employees will comply with all license or purchase terms regulating the use of any software acquired or used.

  d.
  The Corporation and its Employees will enforce strong internal controls to prevent the making or using of unauthorized software copies, including effective measures to verify compliance with these standards and appropriate disciplinary measures for violation of these standards.

  11.4
  Copyrighted works also include, but are not limited to, printed articles from publications, TV and radio programs, videotapes, music performances, photographs, training materials, manuals, documentation, databases, and World Wide Web pages. In general, the laws that apply to printed materials are also applicable to visual and electronic media. Examples include diskettes, CD-ROMs, and World Wide Web pages.

  11.5
  For all other copyrighted works, Employees must obtain permission from copyright holders directly, or their licensing representatives, when the reproduction or duplication exceeds fair use.

  11.6
  To obtain permission to reproduce copyrighted works, the Employee should contact the copyright holder (for example, the company's rights and licensing department or the appropriate group) or the individual holder directly.

  11.7
  The Corporation encourages its Employees to educate their peers on copyright compliance. If any Employee witnesses a potential copyright infringement, he or she is encouraged to bring the matter to the attention of both the individual and the Copyright/Licensing Officer. Employees who illegally duplicate copyrighted works may be subject to disciplinary action up to and including termination.

12.0 WORKPLACE COMPUTER AND E-MAIL USE

  Appropriate Use of the Computer and Technical Resources

  12.1
  It is the responsibility of all Employees to ensure that the Corporation's computer systems and other technical resources are used appropriately; that is, consistent with the Corporation's standards of proper business and ethical conduct and this Code.

  12.2
  Any electronic mail ("e-mail") that is sent to Employees Corporation-wide or to all Employees at a specific Corporate facility must be approved by Executive Management, the Director Human Resources, or the Chief Technology Officer or his or her designee before being sent.

  Internet

  12.3
  The Corporation has Internet services to support the advancement of the Corporation's business goals and objectives. The Corporation encourages use of the Internet as a strategic business and learning tool. Occasional access to the Internet for learning or personal use is acceptable to facilitate the learning process and to promote the use of this strategic resource. At all times, during and after work, the Internet user is responsible for avoiding Internet sites that violate the Corporation's sexual harassment or other policies. Any unintentional contact with such a site requires the user to avoid exposing anyone else to the material, which should be deleted immediately from computer storage.

  12.4
  The Corporation has the right to monitor and log Internet activity and to block offensive, illegal, and non-business related sites. If an Internet user is uncertain whether a site violates any of the Corporation's policies or the law, he or she should contact the Compliance Officer.

  12.5
  Internet activity is to be considered public, and users must conduct their activity accordingly. The Corporation may require and implement an encryption process for sending Internet e-mail with confidential, sensitive, or proprietary information. In addition, address confirmation of the intended recipient is required prior to sending the communication.

  12.6
  The Internet can be used to communicate and exchange information as long as usage complies with all applicable laws, regulations, and company policies, including those:

  •
  Governing the import and export of technology, software, and data;

  •
  Restricting the use of telecommunications technology and encryption;

    •
    Governing the transmission of data across national borders;

    •
    Relating to copyright, trademark, and advertising laws; and

    •
    Addressed in this Code.

  12.7
  No Employee shall participate in Internet chatroom discussions at any time that relate, directly or indirectly, to the Corporation and its business.

  Electronic Mail

  12.8
  The Corporation operates and maintains e-mail systems to facilitate internal and external business communications. While the Corporation's e-mail system may be used for incidental and occasional personal messages, such use should be kept to a minimum. E-mail may not be used in any way which may be disruptive to the Corporation's operations, offensive to others, or violative of any of the Corporation's policies or law. E-mail users should be aware that the Corporation and others might access e-mail records that are either stored or handled by the Corporation's e-mail systems. E-mail messages, including personal messages, may thus be subject to review by the Corporation and others for appropriate purposes. Employees with unique or special access to e-mail records shall not access such records outside the normal course of supporting or administering these systems, without proper authorization. Employees who access the e-mail records of others without proper justification and authorization will be subject to disciplinary action up to and including termination of employment.

  Access

  12.9
  Employees may access only files or programs, whether computerized or not, that they have permission to access. Unauthorized review, duplication, dissemination, removal, damage, or alteration of files, passwords, computer systems, or programs, or improper use of information obtained by unauthorized means, may be grounds for disciplinary action, up to and including termination of employment.

  Privacy

  12.10
  It is the Corporation's policy to comply with applicable legal requirements concerning privacy in the workplace. However, Employees and contractors should be aware that they have no right of privacy as to any information or file maintained in or on the Corporation's property, or transmitted or stored through the Corporation's computer systems, voice mail, e-mail, or other technical resources, with the exception of medical information or files maintained by the Corporation's human resources department. The Corporation may override any applicable passwords for purposes of inspecting, investigating, or searching a Employee's computerized files or transmissions, voice mail, e-mail, or any other media in which information is gathered, stored, or transmitted.

  Contractors and Other Third Parties

  12.11
  Authorization granted to contractors and other third parties to use the Corporation's computer systems and other technical resources may violate the terms of software license agreements. Access should be limited to only what is necessary in support of the Corporation's business, and should be monitored by the manager or supervisor of the business unit granting access. If they have questions, Employees should consult the legal department or the Compliance Officer before granting such access.

  Retention

  12.12
  Deleted e-mail will be retained by the Corporation on back-up tapes for a brief period of time as may be determined by the Corporation. In addition, e-mail back-up tapes may be recycled on a periodic rotating basis.

13.0 PROTECTING PROPRIETARY AND CONFIDENTIAL INFORMATION

  13.1
  Employees will have access to various forms of proprietary and confidential information regarding the Corporation. Any information concerning the Corporation, its properties, technical data, customers, suppliers, strategy, financial statements, acquisitions, dispositions, or its business operations and prospects that is not generally available to the public is confidential. The improper disclosure of proprietary or confidential information could significantly impact the Corporation's competitive position and waste valuable Corporate assets. In addition to constituting a violation of the Corporation's policy, certain types of unauthorized use or disclosure of such information may constitute a criminal offense under the Economic Espionage Act of 1996 or the Criminal Code (Canada) and subject the offending party to substantial fines and/or imprisonment.

  13.2
  Employees shall maintain the confidentiality of all confidential information obtained while in the employ of the Corporation. In addition, many states and some countries have laws that protect company proprietary and confidential information. All Employees share an obligation to prevent unauthorized disclosure of the Corporation's proprietary and confidential information and to ensure that authorized disclosures are made pursuant to appropriate confidentiality agreements. In addition, all Employees must ensure that disclosures of proprietary and confidential information within the Corporation are strictly monitored. The Employee's obligation to maintain the confidentiality of such information remains in effect even after termination of employment.

  13.3
  The Corporation may require Employees to sign a Confidentiality and Invention Agreement as a condition of employment. This Agreement and various federal, provincial or state, and foreign laws provide that any work developed by Employees within the scope of their employment at the Corporation shall belong to the Corporation. All such work product must be promptly disclosed and assigned to the Corporation. All Employees must cooperate to obtain such intellectual property rights as the Corporation determines are necessary to protect the Corporation's rights in such work product.

  Handling Third-Party Proprietary and Confidential Information

  13.4
  Many Employees receive access to third-party proprietary and confidential information, either by the third party or otherwise. To protect the Corporation against possible claims of misappropriation, each Employee must understand his or her obligations with respect to such information.

  13.5
  Often another company will submit its own confidential information directly to an Employee and ask that Employee to sign a confidentiality agreement. This is understandable; the Corporation protects its own confidential information in the same manner. However, the third party's confidentiality agreement may contain terms that are onerous or inconsistent with the Corporation's business practices. In addition, acceptance of the third party's confidential information may harm the Corporation's intellectual property interests should it subsequently become involved in a dispute over whether the Corporation developed a certain technology based on its own independent work or on the third party's confidential information. Therefore, Employees should never accept such information without appropriate Corporate management authorization, or sign a third party's confidentiality agreement without approval of an attorney in the Corporation's legal department or the Compliance Officer.

  13.6
  The Corporation has no right to use a third party's confidential information without the consent of the owner. While it is necessary and proper to obtain competitive information through market research, product evaluation, and other public information, no Employee may obtain or attempt to obtain competitive information through unethical or illegal means. In particular, an Employee may not obtain or attempt to obtain confidential information of competitors from the competitor's former employees or from the Corporation's business partners, customers, and suppliers doing business with such competitors. If an Employee obtains any third-party information that appears to be confidential, the Employee is obligated to find out whether the information is in fact confidential and whether its disclosure to the Corporation was properly authorized. If such disclosure was not properly authorized, the Employee should promptly turn the information over to the legal department for proper disposition. In addition to constituting a violation of the Code, certain types of unauthorized use of third party proprietary information (including improperly receiving such information) may constitute a criminal offense under U.S. or Canadian federal law and subject the offending party to substantial fines and/or imprisonment.

  13.7
  When using third party proprietary or copyrighted information, such as software, each Employee must comply with the terms and conditions of the applicable license agreement (if any) and not violate the third party's intellectual property rights in such information, such as by using it without the third party's permission or making unauthorized copies. Misuse of any third party copyrighted work may constitute a crime punishable by fines and imprisonment under applicable copyright laws. If in doubt concerning your proposed use of a third party proprietary or copyrighted work, Employees should contact the legal department or the Compliance Officer.

14.0 FAIR DEALING

  14.1
  Employees should try to deal fairly with the Corporation's customers, suppliers, competitors, officers, and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

  14.2
  Employees shall act in a professional manner at all times when representing the Corporation. In dealing with customers, Employees should use prudent judgment and exercise good faith. No Employee shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a customer.

  14.3
  No Employee shall have any agreement, understanding, or arrangement with any competitor with respect to pricing of services, interest rates, or marketing policies. Providing the best possible service to our customers is the most effective means of competing. The Corporation should refrain from inaccurately representing the products and services of its competitors.

15.0 DOING BUSINESS WITH THE GOVERNMENT

  General

  15.1
  Employees engaged in government contracting activities are required to comply with all applicable laws, rules, and regulations for doing business with the government at the federal, state or provincial, and local level.

  Improper Payments and Gifts

  15.2
  In particular, Employees and agents of the Corporation are prohibited from offering, giving, receiving, or soliciting any gift to or from a government employee or agent. Various federal, state or provincial, and local governmental agencies, legislatures, and executive branches have their own rules which, with a few minor exceptions, prohibit giving gifts or other gratuities to their employees. Therefore, no Employee should pay, in whole or in part, for a government employee's meals, entertainment, travel, or other similar expenses or gifts, whether using corporate or personal funds, without the prior approval of the Compliance Officer. In countries where local customs call for giving gifts on special occasions, Employees may, with prior approval of the Compliance Officer, present gifts that are lawful, appropriate, and of nominal value in the context of the recipient's position and in circumstances which would not be construed as seeking special favor. See Sections 6.0 and 10.0 concerning conflicts of interest and compliance with corruption laws, respectively.

  Obtaining Government Business

  15.3
  In obtaining government business, the Corporation must use only legitimate methods. Employees are strictly prohibited from seeking or receiving information which the Corporation is not authorized to possess concerning potential government business. This would include, but is not limited to, proprietary data, pricing information of other competitors for government contracts, and nonpublic documents relating to government purchasing. Any questions concerning appropriate conduct with respect to government contacting should be directed to the Compliance Officer.

  False Statements to Government Officials

  15.4
  It is a violation of this Code as well as criminal statutes for Employees to make false statements or false claims for payment to the government. A false statement to a government official may be made orally or in writing, and may be made by making an affirmatively misleading statement, or by concealing a material fact from a government official. Moreover, an Employee may violate this Code even if he or she does not make that statement directly, but only provides false information to another Employee or a third party, knowing that it will later be provided to the government. This policy applies in particular to any and all certifications and forms provided to the government.

  Restrictions on Employment Discussions with Government Personnel

  15.5
  The United States Procurement Integrity Act mandates specific reporting requirements for employment discussions between certain United States government officials and contractors. These laws govern recruiting and/or negotiating with government employees for future employment at the Corporation, particularly if the government employee had any role in awarding or managing contracts with the Corporation. Canadian legislation may also be applicable if employment discussions are held with government officials. Failure to comply with these laws may result in criminal, civil, or administrative penalties. Employees are required to contact the Compliance Officer prior to any employment discussions with government officials.

  15.6
  If any Employee is aware or becomes aware of any federal, state or provincial, or local government or quasi-government department, bureau, or agency investigation or proceeding, which has been threatened or is pending, such Employee shall immediately notify the Compliance Officer.

16.0 COMPLIANCE

  Reporting—Violations of Code and Accounting/Auditing Matters

  16.1
  Any violation of this Code shall be promptly reported to the Compliance Officer by any Employee having notice thereof, or having a reasonable belief that such violation has occurred.

  16.2
  Any Employee of the Corporation may report violations of this Code or submit a good faith complaint, including, without limitation, complaints regarding accounting or auditing matters to the management of the Corporation without fear of dismissal or retaliation of any kind. The Corporation is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices. The Audit Committee of the Board will oversee treatment of Employee reports and complaints.

    In order to facilitate the reporting of Employee reports or complaints, the Audit Committee of the Board has established the following procedures for (1) the receipt, retention, and treatment of reports or complaints, including, without limitation, reports or complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by Employees of such reports or complaints.

    Receipt of Employee Reports or Complaints

    Employees may report their concerns or forward complaints on a confidential or anonymous basis to the Compliance Officer by telephone or through e-mail or regular mail:

    Charles R. Kraus
    Vice President, General Counsel and Corporate Secretary
    Lone Pine Resources Inc.
    Suite 1100, 640 5th Avenue SW
    Calgary, Alberta T2P 3G4
    Telephone: 403.292.8000
    E-mail: info@lonepineresources.com

    Scope of Matters Covered by These Procedures

    These procedures relate to the reporting of violations of this Code and other Employee complaints, including, without limitation, complaints relating to any questionable Accounting Matters, including, without limitation, the following:

    •
    fraud or deliberate error in the preparation, evaluation, review, or audit of any financial statement of the Corporation;

    •
    fraud or deliberate error in the recording and maintaining of financial records of the Corporation;

    •
    deficiencies in, or noncompliance with, the Corporation's internal accounting controls;

    •
    misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports, or audit reports of the Corporation; or

    •
    deviation from full and fair reporting of the Corporation's financial condition.

    Treatment of Complaints

    Upon receipt of a complaint, the Compliance Officer will (1) determine whether the report or complaint actually pertains to Accounting Matters; and (2) when possible, acknowledge receipt of the report or complaint to the sender.

    Reports of violations of this Code and other complaints, including, without limitation, complaints relating to Accounting Matters, will be reviewed under Audit Committee direction and oversight by the Senior Vice President, General Counsel and Secretary, Internal Audit, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

    Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

  Retaliation

  16.3
  Employees who report concerns or violations of this Code or who submit other complaints, including without limitation, complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002 or other illegal or unethical conduct in good faith will not be subject to discipline or retaliation. Furthermore, it is a violation of this Code to retaliate against or take other adverse actions against those who report a violation of this Code or other illegal or unethical conduct in good faith. Any Employee who believes he/she has been retaliated against should contact the Compliance Officer immediately. Employees who retaliate against other Employees for reporting a problem will themselves be subject to discipline.

  Disciplinary Action for Employees

  16.4
  This Code is intended to help Employees conduct themselves in a manner consistent with our values. Failure to observe this Code could lead to significant legal problems and could have other serious consequences, including the termination of employment. Employees may face disciplinary action if they:

  •
  Violate this Code;

  •
  Encourage or help other Employees to violate this Code;

  •
  Condone other Employees who violate this Code;

  •
  Fail to report a Code violation;

  •
  Retaliate against any Employee who reports a violation in good faith; or

  •
  Fail as an officer, manager, or supervisor to prevent and detect Code violations.

    Disciplinary action may include one or more of the following:

    •
    A warning

    •
    A written reprimand

    •
    Probation

    •
    Demotion

    •
    Temporary suspension

    •
    Termination of employment with the Corporation

    •
    Mandatory reimbursement of losses or damages

    •
    Referral for criminal prosecution or civil action

    Management has the discretion to determine the level and type of discipline for an Employee that is appropriate in any given circumstance.

  Amendment/Waiver

  16.5
  Any amendment or waiver of any provision of this Code shall only be made by the Board or a Board committee. The Corporation will comply with all applicable laws regarding disclosure of certain amendments or waivers of provisions of the Code that affect directors, the principal executive officer, principal financial officer, controller or persons performing similar functions.

17.0 CONCLUSION

This Code highlights certain types of legal and ethical challenges that may arise. This Code is not comprehensive, but is intended to alert Employees to legal and ethical issues that they must bear in mind as they perform their work for the Corporation. Recognizing and avoiding problems in these areas are critical to the Corporation's success and to the Employee's success at the Corporation. Violations of this Code may result in disciplinary action, up to and including termination of employment. Employees having any questions concerning any activities covered by this Code or any other business conduct issues should not hesitate to contact the Compliance Officer or the Corporation's legal department.

 LONE PINE RESOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES AND OFFICERS

Compliance Certificate

TO:    LONE PINE RESOURCES INC.

        I have read and understand the Lone Pine Resources Inc. Code of Business Conduct and Ethics for Employees and Officers (the "Code"). I confirm that I have complied with and will continue to comply with the letter and spirit of the Code during my employment with Lone Pine Resources Inc. I agree to give promptly a written report to my supervisor or to the Compliance Officer of Lone Pine Resources Inc. describing any circumstances in which:

  1.
  I have reasonable basis for belief that a violation of the Code has occurred;

  2.
  I have, or any member of my family has, or may have, engaged in any activity which violates the letter or spirit of the Code;

  3.
  I have, or any member of my family has, or may have, an interest which violates the letter or the spirit of the Code; or

  4.
  I or any member of my family may be contemplating an activity or acquisition which could be a violation of the Code.

CHECK (✓) THE APPROPRIATE SPACES AND SIGN BELOW:

I AM AWARE (please describe on a separate sheet) of violations or suspected violations of the Code by any Employee.

I AM NOT AWARE of violations or suspected violations of the Code by any Employee. To the best of my knowledge and belief, neither I nor any member of my family has any interest or affiliation which might conflict with the Corporation's interest.

AGREE	DISAGREE (please describe on a separate sheet)

To the best of my knowledge and belief, neither I nor any member of my family has within the past year (while I was employed with Lone Pine Resources Inc.) engaged in any activity which might conflict with the Corporation's interest.
AGREE	DISAGREE (please describe on a separate sheet)
If a change in circumstances occurs which should be reported in accordance with the Code, I agree to promptly advise my supervisor or the Compliance Officer in writing.

Name (typed or printed)	Location
Signature	Department
Date	Employee Number